FOR IMMEDIATE RELEASE

PERSHING SQUARE CAPITAL MANAGEMENT COMMENTS
ON DEPARTURE OF CERIDIAN'S CHIEF FINANCIAL OFFICER

New York, New York March 13, 2007: Pershing Square Capital Management, L.P., which is engaged in a proxy contest with the board of directors of Ceridian Corporation (NYSE: CEN), commented today on the announced departure of Ceridian’s Chief Financial Officer, Douglas M. Neve.

“The announcement of Doug’s departure is a real disappointment.  He was one of Ceridian’s strongest leaders and a first-class CFO,” stated William A. Ackman of Pershing Square.  “We believe that he’s been instrumental in leading the margin improvements at HRS over the last 18 months and addressing the company’s accounting, control, and regulatory issues.”

Mr. Neve faced a number of significant challenges as CFO, joining the company in March 2005 in the midst of a long-standing investigation by the Securities and Exchange Commission and in the wake of five separate restatements of its financials, a series of alleged accounting violations, and a number of disclosed material control weaknesses.

Mr. Neve has been widely credited with re-staffing and rebuilding the company’s finance and accounting organization, restoring investor confidence in the company’s financial statements, and driving Ceridian’s HRS division margin improvement program.  His strong performance has been widely praised by Wall Street equity research analysts and investors alike.

Commenting on Mr. Neve’s contributions to the company in light of the on-going proxy contest, Mr. Ackman said, “Once the proxy contest is behind the company, we hope Doug will consider building on the value that he has created for all of Ceridian’s stakeholders, whether as an advisor to the board or senior management.”

Mr. Ackman continued, “At this stage, we believe that the incumbent directors should act with appropriate care regarding long-term employment commitments they extend throughout the company’s senior ranks.  In light of the on-going proxy contest, we are surprised that the board has deemed it appropriate to award rich financial terms to unproven new hires.”

Pershing Square also expressed reservations about the board’s appointment of Gregory Macfarlane as Ceridian’s new Chief Financial Officer.

“We are puzzled by the board’s appointment of a division-level finance executive as CFO, supporting a CEO who similarly lacks public company experience.  We need to better understand how the company’s Compensation and Human Resources Committee concluded that this was the right hire at this time, and how the search -- if any -- was conducted,” stated Mr. Ackman.

According to Ceridian’s press release, prior to joining Ceridian, Mr. Macfarlane served as Executive Vice President and Chief Financial

Officer of General Electric WMC Mortgage, a wholesale mortgage originator.  Prior to his mortgage origination experience, Mr. Macfarlane served as Senior Vice President and Chief Financial Officer of GE Partnership Marketing Group, an organization that includes non-core General Electric companies.

“We believe that this board has a uniquely undistinguished track record managing the company’s executive ranks.  We are concerned by the recent high-profile departures of former Ceridian senior executives and the influx of former GE employees who have little, if any, experience with the businesses, clients, and markets that Ceridian serves,” stated Mr. Ackman.

At Ceridian, Mr. Macfarlane joins a number of his former General Electric colleagues including Katheryn V. Marinello (appointed as Chief Executive Officer of Ceridian in late 2006), Kairus K. Tarapore (appointed as Executive Vice President, Human Resource in late 2006) and Michael Shea (appointed as Executive Vice President, Quality and Service in early 2007).

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Pershing Square Capital Management, L.P. is an investment advisor to private investment funds with approximately $3 billion in capital under management.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with Ceridian's 2007 Annual Meeting of Stockholders, Pershing Square Capital Management, L.P. and/or its affiliates expect to file a proxy statement and other materials with the SEC. Certain materials have already been filed by Pershing Square Capital Management, L.P. and its affiliates and investors are urged to read these materials. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CERIDIAN AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may also obtain a free copy of the proxy statement and other relevant documents when they become available as well as other materials filed with the SEC concerning Ceridian at the SEC's website at http://www.sec.gov.

Contact:
Roy J. Katzovicz
Pershing Square Capital Management, L.P.
(212) 813-3700